                                                                    EXHIBIT 8(m)



                                 June 20, 1987



The Northern Trust Company
50 South LaSalle Street
Chicago, Illinois 60675

Ladies and Gentlemen:

     Institutional Liquid Assets (the "Fund") has established on the date of this letter a checking account at The Northern Trust Company. As you know, the Fund is subject to provisions of the Investment Company Act of 1940 (the "1940 Act") and the regulations thereunder. Section 17(f) of the 1940 Act and Investment Company Release No.6863 dated December 6, 1971 (the "Release") govern the maintenance of this checking account. In accordance with the provisions of the Release, the Fund hereby notifies you of the requirements set forth therein. A copy of the Release is attached to this letter as Exhibit A and the contents of the Release are hereby incorporated in this letter by reference.

     Without limiting the generality of the above, the Fund hereby instructs you, in accordance with the Release, that although it is intended that no checks will be presented to you in connection with this account, if any should be, checks presented to you made out to "Cash" or to the order of the Fund or any named petty cashier of the Fund or endorsed in favor of the Fund may be accepted for deposit only and may not be cashed.
----------------

     It is our understanding that you shall be responsible for safeguarding forms of checks in your possession or control from unauthorized use. It is also our understanding that you currently maintain insurance in scope and amount as set forth in Exhibit B hereto and will advise the Fund of any changes which occur in the scope or amount of such insurance as soon as practicable but no more than 10 days after any such change occurs.

     You understand that this letter is executed by the Fund and than any obligations under this letter are not binding upon any of the Trustees, officers or unitholders of the Fund individually, or upon Goldman, Sachs & Co., the Fund's investment adviser and distributor, but are binding only upon the Fund and its assets and property. The Declaration of Trust of the Fund, as amended, is on file with the Secretary of the Commonwealth of Massachusetts.

     This letter will become effective five days after receipt by you of written notice from the Fund to such effect.

     Please acknowledge receipt of this letter as indicated below, indicate your agreement to follow the instructions referred to herein and confirm the understandings referred to herein by signing and returning the enclosed copy of this letter.

                                            INSTITUTIONAL LIQUID ASSETS


                                            By   /s/ Paul Nagel
                                                 ------------------------------
                                            Its      Chairman of the Trustees
                                                 ------------------------------


The Northern Trust Company acknowledges receipt of this letter, agrees to follow the instructions referred to herein and confirms the understandings referred to herein, all as of the 20th day of June, 1987.

THE NORTHERN TRUST COMPANY

By   /s/ Mildred C. Venden Bergl
     ----------------------------
Its      Vice President
     ----------------------------

Attachments

                                   EXHIBIT B
                                   ---------

                             NORTHERN TRUST COMPANY
                              BANKERS BLANKET BOND

LIMIT                 INSURED WITH:                     EXPIRATION DATE
-----                 -------------                     ---------------

$50,000,000           National Union                    June 1, 1988
                      Aetna Casualty & Surety
                      Reliance Insurance Company
                      Lloyds of London



Coverage: Robbery, theft, fidelity, and mysterious disappearance.

GUIDELINES RELATING TO CHECKING ACCOUNTS ESTABLISHED PURSUANT TO SECTION 17(1)
              OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED,
                BY INVESTMENT COMPANIES HAVING BANK CUSTODIANS

                      Securities and Exchange Commission
                            Washington, D.C. 20549

Investment Company Act of 1940
Release No. 6863

     This is the seventh in a series of releases 1/relating to the Investment
                                                 -
Company Amendments Act of 1970 ("1970 Act"), Public Law 91-547, enacted December 14, 1970. The purpose of this release is to call to the attention of registered investment companies and other interested persons some important provisions of the 1970 Act which will take effect on December 14, 1971 relating to checking accounts maintained by registered investment companies having bank custodians and also to establish guidelines in the use of such accounts.

Checking Accounts Maintained by Investment Companies
----------------------------------------------------
     Under Section 17(f) of the Investment Company Act of 1940 ("Act"), a registered management investment company must place and maintain its securities and similar investments in the custody of (1) a bank, or (2) a member firm of a national stock exchange subject to rules and regulations prescribed by the Commission, or (3) itself, subject to rules, regulations or orders prescribed by the Commission. Section 17(f) was amended by the 1970 Act to provide that if an investment company employs a bank as custodian for securities and similar investments then all of its "cash assets", including proceeds from the sale of its portfolio securities, shall likewise be held by a bank or banks. It should be noted that the term "cash assets" encompasses all cash of the investment company, including, for example, interest and dividends derived from portfolio securities of the registered investment company, cash proceeds from the sale of the investment company's own securities, and cash derived from realization of a legal judgment.

     A self-operating exception from bank custodianship is provided in new
Section 17(f), however, for cash maintained in checking accounts in banks, meeting certain qualifications. The statute requires that the aggregate balances in such checking accounts cannot exceed the fidelity bond maintained by the registered investment company covering the officers and employees authorized to draw on the checking accounts. These checking accounts are maintained by registered investment companies to meet current expenses and sometimes as dividend distribution accounts, and, of course, should not be used to such an extent that they constitute a substitution for bank custodianship.

     The Act, as amended, does not require a registered investment company to employ a bank as custodian. If, however, a company chooses to use a bank as custodian, its shareholders are entitled to expect that the cash held by the company is afforded a degree of protection similar to that given to its portfolio securities. The Commission has authority to allow specified amounts of petty cash to be held apart from bank custodianship. That exception will be subject of a separate rule not discussed herein.

     Section 17(f) states, in pertinent part: ...If a registered company maintain its securities and similar investments in the custody of a qualified bank or banks, the cash proceeds from the sale of such securities and similar investments and other cash assets of the company shall likewise be kept in the custody of such a bank or banks, ...except that such a registered company may maintain a checking account in a bank or banks having the qualification prescribed in paragraph (1) of Section 26(a) of this title for the trustees of unit investment trusts with the balances of such account or the aggregate balance of such accounts at no time in excess of the amount of the fidelity bond, maintained pursuant to Section 17(g) of this title, covering the officers or employees authorized to draw on such account or accounts."

     The Commission believes the following guidelines should be considered and utilized by registered investment companies establishing and maintaining checking accounts pursuant to Section 17(f) of the Act, as amended. 2/
                                                                    -
  (1) Any checking account or accounts created under Section 17(f) of the Act, as amended, should be created and funded with monies drawn from the bank custodian account pursuant to a resolution of the board of directors of the registered investment company. The resolution should specify the purposes for which monies placed in the checking account may be disbursed.
  (2) The balance maintained in such accounts should not exceed that amount which is necessary to meet current recurring expenses and distributions declared and payable to shareholders. Pursuant to the statute, such amounts should not in the aggregate exceed fidelity bond coverage.
  (3) Checks written on such an account should be prenumbered by a printer and limited to a specified reasonable maximum dollar amount established by a resolution of the board of directors.
  (4) Checks written on such an account should require the signatures of at least two persons designated by resolution of the board of directors.
  (5) All persons who handle cash or are involved in cash transactions must be covered by the fidelity bond maintained pursuant to Section 17(g) of the Act.
  (6) The depository bank should be notified in writing of the above requirements, and also should be instructed that checks presented to the bank made out to "Cash" or to the order of the investment company may be accepted for
                                                                             ---
deposit only and may not be cashed. All check disbursements made out of the
------- ----
account of the investment company should be made payable to a designated payee. No checks should be cashed except that checks of specified maximum amount limited to the amount of authorized petty cash and made out to the order of "(Named Person), Petty Cashier" may be cashed.
  (7) All checks when presented for signature should be accompanied by adequate documentation supporting the disbursement. Supporting documentation should be effectively noted to show the item has been paid immediately following the signing of the check.
  (8) A person other than a person who receives, records, deposits, disburses, or authorizes disbursements of cash should be designated by the board of directors to receive the bank statement and supporting data by mail, unopened, and shall reconcile the bank statement monthly.
  (9) Cash receipt should be deposited within a reasonable time after receipt. Usually this would require that they be transmitted to the bank on the same day received.
  (10) Other controls as are necessary in the circumstances of the particular company should be established.

By the Commission.
                                Ronald F. Hunt
                                   Secretary

- - - -
1/ See Investment Company Act Release Nos. 6336, 6392, 6430, 6440, 6506 and 6568 (1971).

- - - - -
2/ These guidelines are consistent with existing accounting procedures. See, Holmes, Auditing Principles and Procedure, Business Publications, Inc. (1966); Statements on Auditing Procedure, No. 33, Chapter 5, issued by the Committee on Auditing Procedure of the American Institute of Certified Public Accountants
(1963); Case Studies in Auditing Procedure, No. 6, "A Management Investment Company of the Open-End Type", issued by American Institute of Certified Public Accountants (1949).